EXHIBIT 10.28
HERITAGE – CRYSTAL CLEAN, INC.
OMNIBUS INCENTIVE PLAN OF 2008
STOCK OPTION GRANT NOTICE AND AGREEMENT
To: [Name] (referred to herein as “Grantee” or “you”)
Heritage – Crystal Clean, Inc. (the “Company”) is pleased to confirm that you have been granted a stock option Award (this “Award”), effective [insert date] (the “Grant Date”). This Award is subject to the terms of this Stock Option Grant Notice and Agreement (this “Agreement”) and is made under the Heritage – Crystal Clean, Inc. Omnibus Incentive Plan of 2008 (the “Plan”) which is incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.
     1. Acceptance of Terms and Conditions. By accepting this Award, you agree to be bound by the terms and conditions herein, the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and understand that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company or any Subsidiary directly or indirectly, or give rise to any cause of action at law or in equity against the Company.
     2. Exercise Right. Your Award is to purchase, on the terms and conditions set forth below, the following number of shares (the “Option Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”) at the exercise price specified below (the “Exercise Price”).

Number of Option Shares	Exercise Price Per Option Share

     3. Option Type. This Award is comprised of non-qualified stock options and is intended to conform in all respects with the Plan. Copies of the Plan and the Participation Guide/Prospectus for the Plan (the “Plan Prospectus”) are incorporated herein by reference, and are available from the Company’s Compensation Committee. This Award is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
     4. Expiration Date. The Option Shares granted herein expire on the tenth anniversary of the Grant Date (the “Expiration Date”), subject to earlier expiration upon your death, disability or other termination of employment, as provided below.
     5. Vesting. This Award may be exercised only to the extent it has vested. Subject to Paragraph 8 below, and provided that, for each of the below-stated anniversary dates on which you continue to be employed by the Company or any of its Subsidiaries (collectively, the “HCCI Companies”), you will vest in the below-stated percentage of the total number Option Shares awarded under this Agreement until you are 100% vested in your Award:

Date	Vested % of Option Shares Awarded[1]
First Anniversary of Grant Date	25%
Second Anniversary of Grant Date	25%
Third Anniversary of Grant Date	25%
Fourth Anniversary of Grant Date	25%

[1]	For immediate full vesting, use Grant Date and 100%.

     6. Death, or Total Disability. In the event that you cease active employment with the HCCI Companies because of your death or permanent and total disability (as defined under the appropriate disability benefit plan if applicable), no additional Option Shares shall vest after the date of death or the date you are determined to be permanently and totally disabled, and the last date on which any vested Option Shares may be exercised is the six-month anniversary of the date of death or the date you are determined to be permanently and totally disabled (or the Expiration Date, if earlier).
     7. Retirement. The retirement provisions described in this Paragraph apply solely to this Agreement. If you cease active employment with the HCCI Companies after attaining age 62 or older and completing at least 10 years of service with the HCCI Companies, irrespective of whether you become a member of the Board of Directors of the Company, no additional shares shall vest, and the last date on which any vested Option Shares may be exercised is the six-month anniversary of your retirement date (or the Expiration Date, if earlier).
     8. Other Terminations of Employment and Change in Control.
     a. Involuntary Termination With Severance. If your employment with the Company is terminated by the Company without Cause (a “Severance Event Termination”), then no additional shares shall vest, and the last date on which vested Option Shares may be exercised is the six month anniversary of the date of termination (or the Expiration Date, if earlier).
     b. Non-Severance Event Termination. If your employment is terminated by the Company and your employment is terminated for Cause then all vested and unvested Option Shares are forfeited on the date of termination and may not be exercised. Any financial gain realized from exercising all or a portion of this Award before your employment is terminated for Cause shall not be forfeited except as pursuant to Section 10. “Cause” shall mean any one or more of the following: (1) any willful failure to perform your required duties and responsibilities, (2) any act of fraud, embezzlement or material dishonesty in connection with your performance of duties, which has had or will have a detrimental effect on the Company, (3) your conviction for or plea of nolo contendere to a felony, or (4) any willful misconduct resulting in a material financial loss or liability to the Company or material damage to the reputation of the Company.
     c. Voluntary Termination. If you voluntarily terminate your employment with the Company, other than as described in Paragraph 7 above, then all unvested Option Shares are forfeited on the date of termination, and the last date on which vested Option Shares may be exercised is the three month anniversary of the date of termination (or the Expiration Date, if earlier).
     d. Change in Control. In the event of a Change of Control as defined in the Plan, all then outstanding Option Shares shall become vested and exercisable.
     9. Exercise. This Award may be exercised in whole or in part for the number of Option Shares designated by you on either a paper form specified by the Company or via electronic instructions to the Company’s designated agent. Any such exercise of this Award shall be accompanied by full payment of the Exercise Price for such number of Option Shares. Payment of the Exercise Price may be made in one of the following forms:

     a. in cash;
     b. by surrendering previously acquired shares of Common Stock having a Fair Market Value at the time of exercise equal to the Exercise Price;
     c. by certifying ownership of shares of Common Stock having a Fair Market Value at the time of exercise equal to the Exercise Price in exchange for a reduction in the number of shares of Common Stock issuable upon the exercise of the Award; or
     d. to the extent permitted by applicable law, by delivery of irrevocable instructions to a broker to (1) promptly deliver to the Company the amount of sale proceeds from the Stock Option shares or loan proceeds to pay the Exercise Price and any withholding taxes due to the Company, and (2) deliver to you the balance of the Stock Option proceeds in the form of cash or shares of Common Stock (as you select).
In connection with any payment of the Exercise Price by surrender or attesting to the ownership of shares of Common Stock, proof acceptable to the Company shall be submitted substantiating the shares owned. The value of previously acquired shares submitted (directly or by attestation) in payment for the Option Shares purchased upon exercise shall be equal to the aggregate fair market value (as defined in the Plan) of such previously acquired shares on the date of the exercise. Option Shares will be considered finally exercised on the date on which your payment of the Exercise Price has been received by the Company. The exercise of any portion of this Award will be considered your acceptance of all terms and conditions specified in this Agreement. You are personally responsible for the payment of all taxes related to the exercise.
     10. Forfeiture. Notwithstanding anything contained in this Agreement to the contrary, if, while employed with or providing services to the Company and continuing for the lesser of 12 months after termination of your service for any reason or the longest period permitted by applicable law, you engage in any activity inimical, contrary or harmful to the interests of the Company or any Subsidiary (referred to herein as “wrongful conduct”), including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (2) violating the Company’s business standards and practices, (3) soliciting any present or future employees or customers of the Company to terminate such employment or business relationship(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, (5) participating in any activity not approved by the Board of Directors which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Plan) or (6) disparaging or criticizing the Company or any of its Subsidiaries, orally or in writing, unless such disparaging or criticizing comments are (A) made to the Company’s officers or members of its Board of Directors and are intended to address a perceived problem requiring the attention of the individual(s) to whom such comments are made, or (B) otherwise protected by a law that prohibits retaliation against an individual making such comments, then (i) this Award, to the extent it remains unexercised, shall terminate automatically on the date on which you first engaged in such wrongful conduct and (ii) you shall pay to the Company in cash any financial gain you realized from exercising all or a portion of this Award within the 24-month period immediately preceding such wrongful conduct; provided, however, that such restrictions shall only apply to the extent not inconsistent with the terms of your Non-Competition and Non-Disclosure Agreement. If this Section 10 conflicts with the terms of your Non-Competition and Non-Disclosure Agreement, the terms of your Non-Competition and Non-Disclosure Agreement shall control. For purposes of this Paragraph 10, financial gain shall equal, on each date of exercise during the 24-month period immediately preceding such wrongful conduct, the difference between the fair market value of the Common Stock on the date of exercise and the Exercise Price, multiplied by the number of shares of Common Stock purchased pursuant to that exercise (without reduction for any shares of Common Stock surrendered or attested to) reduced by any taxes paid in countries other than the United States to acquire and or exercise and which taxes are not otherwise eligible for refund from the taxing authorities. By accepting this Award, you consent to and authorize the Company to deduct from any amounts payable by the Company to you, any amounts you owe to the Company under this Paragraph 10.
     11. Adjustments. If the number of outstanding shares of Company Common Stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of Option Shares subject to this Award and the Exercise Price shall be adjusted to correspond to the change in the outstanding shares of Common Stock.
     12. Rights as a Stockholder. You will have no rights as a stockholder with respect to any Option Shares until and unless ownership of such Option Shares has been transferred to you.
     13. Public Offer Waiver. By voluntarily accepting this Award, you acknowledge and understand that your rights under the Plan are offered to you strictly as an employee of the HCCI Companies and that this Award is not an offer of securities made to the general public.
     14. Transferability of Option Shares. You may not offer, sell or otherwise dispose of any Common Stock covered by the Option Shares in a way which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions on Common Stock received by you pursuant to this Award.
     15. Conformity with the Plan. This Award is intended to conform in all respects with, and is subject to all applicable provisions of the Plan. Inconsistencies between this Agreement, the Plan, or Plan Prospectus shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement, the Plan, and the Plan Prospectus.
     16. Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the Plan, this Agreement, or the Plan Prospectus will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.
     17. No Rights to Continued Employment. By voluntarily acknowledging and accepting this Award, you acknowledge and understand that this Award shall not form part of any contract of employment between you and any of the HCCI Companies. Nothing in the Agreement, the Plan Prospectus, or the Plan confers on any Grantee any right to continue in the employ of the HCCI Companies or in any way affects the HCCI Companies’ right to terminate the Grantee’s employment without prior notice at any time or for any reason. You further acknowledge that this grant is for future services to the HCCI Companies and is not under any circumstances to be considered compensation for past services.
     18. Consent to Transfer Personal Data. By accepting this Award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. The Company holds certain personal information about you, that may include your name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport / visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company.
     19. Miscellaneous.
     a. Modification. The grant of this Award is documented by the records of the Committee or its delegate which shall be the final determinant of the number of shares granted and the conditions of this Agreement. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences and Paragraph 20, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.
     b. Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof. All other matters shall be governed by and construed in accordance with the internal laws of Illinois without regard to any state’s conflict of law principles. Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.
     c. Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
     d. Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.
     e. Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     f. Impact Upon Termination of Employment. By voluntarily acknowledging and accepting this Award, you agree that no benefits accruing under the Plan will be reflected in any severance or indemnity payments that the Company may make or be required to make to you in the future, regardless of the jurisdiction in which you may be located.
     20. Amendment. By accepting this Award, you agree that the granting of the Award is at the discretion of the Committee and that acceptance of this Award is no guarantee that future Awards will be granted under the Plan. Notwithstanding anything in this Agreement, the Plan Prospectus, or the Plan or to the contrary, this Award may be amended by the Company without the consent of the Grantee, including but not limited to modifications to any of the rights granted to the Grantee under this Agreement, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law. The Grantee understands that the Company may amend, resubmit, alter, change, suspend cancel, or discontinue the Plan at any time without limitation.
     21. Plan Documents. The Plan and Plan Prospectus are available by contacting the Chief Accounting Officer, Ellie Chaves, at (847)836-5670.

GRANTEE	HERITAGE-CRYSTAL CLEAN, INC.

By:	By:

Print Name:	Print Name:

Title: